Investor Fact Sheet
Ticker Symbol: CEMI
www.chembio.com

Business Summary & Investment Highlights

Chembio Diagnostics, Inc., (Chembio), through its wholly-owned subsidiary Chembio Diagnostic Systems, Inc. develops, manufactures, licenses and markets point-of-care testing (POCT) products. Chembio created and patented a new revolutionary technology called Dual Path Platform (DPP®). The technology is addressing critical market requirements in the infectious diseases testing market and other growing markets. Products under development, both OEM and branded, are anticipated to create significant new revenue streams that will add to Chembio’s core business of rapid HIV tests.

•	Three Consecutive Years of Profitability and Revenue Growth

•	Strategy is to create core business of public health and women’s health products to be complemented by OEM and selected out-licensing opportunities.

•	Robust pipeline of POCT products for infectious diseases based on Chembio’s patented DPP® technology.

•
Products developed on DPP® platform include oral fluid HIV test anticipated to be reviewed by FDA during 2012.   Unique Syphilis test will be undergoing US FDA regulatory evaluations/submission in 2012.  Several other products and collaborations in pipeline.

•	Unique opportunity to participate in nascent U.S. market for OTC HIV tests with multiple product offerings.

•	Five DPP® products approved in Brazil during 2010-11 are anticipated to generate at least $9MM in 2012 revenues as compared with $4.5MM in 2011.

Selected Financial Information

Stock Information
Ticker Symbol: CEMI
Price 02/29/2012 $0.490
52 Week High $0.58
52 Week Low $0.210
Outstanding Shares (MM) 63.3
Market Capitalization (MM) $31.0
Fully Diluted (FD) Shares 69.5
Management Holding-FD 12.5
Average Daily Vol. (3 Mos) 36,300

Major Beneficial Holders Beneficial Shares Owned (MM)
Lawrence Siebert 7.2
Alere North America, Inc. 5.4

Balance Sheet Data ($000s)	Dec ‘11	Dec'10
Cash	$ 3,011	$ 2,136
Accts. Receivable	2,998	3,947
Inventories	2,300	1,349
Other Current Assets	683	205
Total Current Assets	8,992	7,637
Net Fixed Assets	1,062	813
Other Assets	5,432	636
Total Assets	15,486	9,086
Total Current Liab.	2,858	3,076
Total Other Liab.	133	201
Total Liabilities	2,991	3,277
Total Equity	12,495	5,809
Total Liabilities & Stockholders’ Equity	$15,486	$ 9,086

Selected Comparative Historical Financial Data

	For the Quarter Ended / For the Year Ended
$(000s)	Q4’11	Q4’10	2011	2010	2009	2008
Total Revenues	$6,216	$5,667	$19,388	$ 16,705	$13,834	$11,050
Cost of sales	3,473	3,176	9,998	8,604	7,974	7,198
Gross Profit	2,743	2,491	9,390	8,101	5,860	3,852
	44.1%	44%	48.4%	48.5%	42.4%	34.9%
R&D Expense	1,181	(236)	4,878	2,586	2,884	2,605
SG&A Expense	1,011	797	3,424	2,941	2,659	3,317
Operating Income (Loss)	551	1,930	1,088	2,574	317	(2,071)
Other Inc. (Expense)	(4)	(3)	(12)	(15)	(8)	122
Net Income (Loss) -PreTax	547	1,927	1,076	2,559	309	(1,949)
Inc. Tax(Ben.) Prov.	(5,133)	46	(5,133)	-	-	-
Net Income (Loss)	$5,680	$1,881	$6,209
Net Income (Loss) - per Share	$0.09	$0.03	$0.10	$ 0.04	$ 0.00	$ (0.03)
Wt. Avg. No. Shares (Millions)	63.328	62.205	63.328	62.103	61.946	61.267
Working capital	6,134	4,560	6,134	$ 4,560	$ 1,494	$ 1,664
Total assets	15,486	9,086	15,486	9,086	6,315	5,915
Total liabilities	2,991	3,277	2,991	3,277	3,227	3,338
Equity	12,495	5,809	12,495	5,809	3,088	2,577

Chembio Diagnostics, Inc.	Investor Relations	Company Contact
3661 Horseblock Road	Lippert-Heilshorn & Associates	Susan Norcott
Medford, NY 11763	Anne-Marie Fields, Vice President	631-924-1135 x125
Ph. 631-924-1135	(212) 838-3777	snorcott@chembio.com
Fax 631-924-2065	AFields@lhai.com
www.chembio.com

PAGE 2 – See Graphics

DPP® Technology
Competitive Advantages For POC Testing

• Improved Sensitivity - enabled by more efficient binding method
• Easier Multiplexing - due to even and direct distribution of sample to multiple test lines
• Enhanced Sample Control - as result of independent sample migration path
• Clearer Results - efficient binding allows for improved functionality of instruments for reading and reporting of qualitative or quantitative results

Chembio’s Dual Path Platform (DPP®) Patented in 2007  (see graphic)

Chembio’s Lateral Flow Rapid HIV Tests Marketed Exclusively in the USA by Alere North America, Inc.

Senior Management Team
Lawrence A. Siebert, Chairman & CEO, over 25 years of management and financing experience
Richard J. Larkin, CFO, over 25 years of operational and financial experience
Javan Esfandiari, SVP R&D, over 15 years of experience in development of in-vitro point-of- care products

Independent Members of Board of Directors
Katherine Davis - Former Lieutenant Governor and numerous other leadership positions for the State of Indiana; former senior executive of Cummins, Inc. (NYSE:CMI)
Dr. Barbara DeBuono – Former New York Commissioner of Health and Rhode Island Director of Health; other positions in domestic and international medical services
Dr. Peter Kissinger – Has founded and/or led 3 biotechnology and/or biomedical technology companies, including a publicly-traded NASDAQ company
Dr. Gary Meller - Broad experience in medical and information technology and pharmaceutical product development

Except for the historical information contained herein, the matters discussed in this document are forward-looking statements, the accuracy of which is subject to risks and uncertainties. Please refer to Chembio Diagnostic’s Inc. most recent Form 10-K and Forms 10-Q for additional information about the Company and related risks. –March 2012.